EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Continues to Deliver Exceptional Earnings

LAREDO, Texas—(BUSINESS WIRE)— November 2, 2023—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the nine months ended September 30, 2023 of $305.4 million, or $4.91 diluted earnings per common share ($4.92 per share basic) compared to $194.8 million or $3.09 diluted earnings per common share ($3.10 per share basic) for the same period of 2022, which represents an increase of 56.8% in net income and an increase of 58.9% in diluted earnings per common share. Net income for the three months ended September 30, 2023 was $103.3 million or $1.66 diluted earnings per common share ($1.66 per share basic) compared to $83.4 million or $1.34 diluted earnings per common share ($1.34 per share basic), which represents an increase of 23.9% in net income and an increase of 23.9% in diluted earnings per share over the corresponding period in 2022.

Net income for the first nine months of 2023 was positively impacted by an increase in net interest income, which is primarily attributable to an increase in the size of our investment portfolio, and an increase in loan interest income, which has increased consistently with Federal Reserve Board’s actions to raise interest rates in 2022 and 2023.  The increase in those revenue streams coupled with our cost control initiatives to streamline operations and increase efficiency in recent years have been the primary drivers in achieving these results.  We are also continuing to monitor economic conditions impacting our loan portfolio and have factored these forecasts into our allowance for credit loss calculation.

“Our net interest margin continues to be positively impacted by the current interest rate environment in light of the Federal Reserve Board’s actions to increase interest rates. Managing interest income and expense is a major focus of management in this environment.  We are confident that our balance sheet management strategies, including our asset liability and liquidity management, which have been in place for many years, will continue to position us for success as we have just reported.  Our executive leadership team continues to carefully monitor and navigate the current environment so that decisions made will continue to balance the management of our deposit base with the cost of those deposits.  With five separately chartered banks in our holding company system, we are uniquely positioned to work with our customers to maximize their FDIC insurance coverage to protect our relationship deposits.  With future economic conditions still highly uncertain, we continue to operate and make decisions carefully. The cornerstone of our day-to-day decisions continues to be our proven legacy commitment to expense control and non-interest income growth to protect our earnings.  We are confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base, and responsive management strategies to position us for continued success in 2023 and beyond,” said Dennis E. Nixon, president and CEO.

Total assets at September 30, 2023 were $14.9 billion compared to $15.5 billion at December 31, 2022.  Total net loans were $7.7 billion at September 30, 2023 compared to $7.3 billion at December 31, 2022. Deposits were $11.9 billion at September 30, 2023 compared to $12.7 billion at December 31, 2022.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 168 facilities and 258 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.